$65,000,000

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

dated

September 30, 2022

between

HB2 ORIGINATION, LLC,
as Borrower

AND

BANK7,
as Lender

Reducing Revolving Credit Facility

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.1. Definitions	1
1.2. Accounting Terms and Determinations; Changes in Accounting	16
1.3. References	17
1.4. Amendment of Defined Instruments	18
1.5. Joint Preparation; Construction of Indemnities and Releases	18
1.6. Time References	19

ARTICLE II TERMS OF FACILITIES	19
2.1. Reducing Revolving Line of Credit	19
2.2. Method of Borrowing	19
2.3. Note	19
2.4. Certain Payments and Prepayments of Principal	19
2.5. Interest Rates; Payment of Interest	20
2.6. Fees; Authorized Payments by Lender	20
2.7. Termination of Commitment; Maturity of Note; Right of Borrower to Terminate Commitments	21
2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base	21

ARTICLE III GENERAL PROVISIONS	22
3.1. General Provisions as to Payments and Loans	22
3.2. Telephonic Notices; Notification of Interest Rates	23
3.3. Default Interest	23
3.4. Prepayments Permitted	23
3.5. LATE CHARGE	23

ARTICLE IV COLLATERAL	23
4.1. Security	23
ARTICLE V CONDITIONS PRECEDENT TO ADVANCES	24

5.1. All Advances	24
5.2. Initial Advance	25
5.3. Conditions Precedent for the Benefit of the Lender	27

ARTICLE VI REPRESENTATIONS AND WARRANTIES	27
6.1. Existence and Power	27
6.2. Authorization; Contravention	27
6.3. Binding Effect	27
6.4. Subsidiaries; Ownership	28

i

6.5. Disclosure	28
6.6. Financial Information	28
6.7. Litigation	28
6.8. ERISA Plans	29
6.9. Taxes and Filing of Tax Returns	29
6.10. Title to Properties; Liens; Environmental Liability	29
6.11. Business Compliance	29
6.12. Licenses, Permits, Etc	30
6.13. Compliance with Laws	30
6.14. Governmental Consent	30
6.15. Investment Company Act	30
6.16. State Utility; No Governmental Limitations on Liens	30
6.17. Refunds; Certain Contracts	30
6.18. No Default	30
6.19. Anti-Terrorism Laws	31
6.20. Flood Matters	31
6.21. Solvency	31
6.22. Eligible Contract Participant	31
6.23. Hedging Transactions	31

ARTICLE VII COVENANTS	31
7.1. Use of Proceeds	32
7.2. Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information	32
7.3. Inspection of Properties and Books	34
7.4. Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders	34
7.5. Payment of Taxes and Claims	35
7.6. Payment of Debt; Additional Debt; Payment of Accounts	36
7.7. Negative Pledge	36
7.8. Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries	36
7.9. Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests	37
7.10. Primary Business; Continuous Operations; Location of Borrower's Office; Ownership of Assets	39
7.11. Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator	39
7.12. Transactions with Affiliates	40
7.13. Plans	40
7.14. Compliance with Laws and Documents	40
7.15. Intetionally Omitted	40
7.16. Tax Shelter	40

12.2. Change of Address	53

ARTICLE XIII ENTIRE AGREEMENT

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 30, 2022, by and between HB2 Origination, LLC, a Delaware limited liability company, and Bank7, an Oklahoma banking corporation.  Certain terms used herein are defined in Section 1.1.

RECITALS:

A. Borrower and Lender are parties to the Credit Agreement dated March 10, 2022, as amended by the First Amendment to Credit Agreement dated August 31, 2022 (collectively, the "Existing Credit Agreement").

B. Borrower and Lender desire to amend and restate the terms of the Existing Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions.  The following terms, as used herein, have the following meanings:

"Acceptable Commodity Hedging Transaction" means:

(a) Commodity Hedging Transactions meeting each of the following criteria unless a variation therefrom is consented to in writing by the Lender:

(i) The quantity of gaseous and liquid hydrocarbons owned by the Loan Parties subject to Commodity Hedging Transactions (other than floors covered by clause (b) below) at the time of entering into such Commodity Hedging Transactions shall not, without the prior written approval of the Lender, be greater than (x) for natural gas, 95% of the monthly Projected Production of natural gas, (y) for oil, 95% of the monthly Projected Production of oil and (z) for condensate and natural gas liquids, including gas processing plant products, 95% of the monthly Projected Production of such liquids, in each case from the Oil and Gas Properties of the Loan Parties used in determining the Borrowing Base and not the subject of Commodity Hedging Transactions under clause (b) below;

(ii) The counterparty thereto must be an Approved Swap Counterparty;

(iii) The Lender shall have received first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Lender in the Borrower's right, title and interest in and to its Commodity Hedging Transactions and the Hedging Agreements under which they arise; and

(iv) The Commodity Hedging Transaction is a standard commodity hedging arrangement entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk and not for purpose of speculation.

(b) Commodity Hedging Transactions in the form of minimum price guarantees or "floors", limited to 100% of the monthly Projected Production from the Borrower's Oil and Gas Properties not subject to Commodity Hedging Transactions under clause (a) above and otherwise satisfying the requirements of subclauses (ii) through (iv) of clause (a) of this definition.

"Acceptable Hedging Transactions" means Acceptable Commodity Hedging Transactions.

"Advance" See Loan.

"Affiliate" means, with respect to a Person, (a) any Person owning, Controlling or holding with power to vote 10% or more of the outstanding voting interests of the referenced Person, (b) any Person 10% or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, (d) any relative within the third degree of kindred of the referenced Person, or (e) any officer, director, limited liability company manager, trustee, beneficiary, employee or general partner of the referenced Person or of any Person referred to in clauses (a), (b), (c) or (d) of this definition.  The term Affiliate shall include Affiliates of Affiliates (and so on).

"Agreement" means this First Amended and Restated Credit Agreement, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

"Alpine SEP" means Alpine Summit Energy Partners, Inc., a British Columbia corporation.

"Anti-Terrorism Laws" mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

"Approved Swap Counterparty" means CME Group, Inc. and each other swap counterparty approved in writing not to be unreasonably withheld by the Lender from time to time (provided that the Lender may condition such consent for any particular swap counterparty on the delivery of a parent guaranty or other credit support for such swap counterparty's obligations on terms acceptable to the Lender); provided, however, the Lender may, by giving written notice to the Borrower, reasonably elect to revoke such swap counterparty's status as an Approved Swap Counterparty for purposes of any Hedging Transactions entered into following such notice.

"Board of Governors" means the Board of Governors of the Federal Reserve System.

"Borrower" means HB2 Origination, LLC, a Delaware limited liability company, and its successors and permitted assigns.

"Borrower Requested Determination" has the meaning given such term in Section 2.8.1.

"Borrowing Base" means the lesser of (i) $65,000,000 or (ii) 40.00% of the most recent Reserve Report Value. Notwithstanding the foregoing, no Oil and Gas Property utilized to calculate the Borrowing Base may constitute more than 25.00% of the Reserve Report Value and therefore, for the purposes of calculating the Reserve Report Value, the valuation of any Oil and Gas Property that exceeds 25.00% of the Reserve Report Value shall be limited to 25.00% of the Reserve Report Value. The Borrowing Base is deemed to be $17,373,964.00 as of the Closing Date.

"Borrowing Base Certificate" means a borrowing base certificate substantially in the form of attached hereto or in such other form as the Lender may approve in its sole discretion, which in either such case may, but is not required as a condition to its effectiveness to be, executed or acknowledged by the Borrower.

"Borrowing Base Deficiency" means, as of any date, the amount (if any) by which the outstanding principal balance of the Note exceeds the Borrowing Base.

"Borrowing Base Surplus" means, at any time, the amount (if any) by which the Borrowing Base exceeds the unpaid principal balance of the Note.

"Borrowing Date" means a date on which an Advance is made or is to be made to the Borrower hereunder.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Oklahoma City, Oklahoma, are authorized or required by Law to remain closed.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with IFRS.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with IFRS.

"Change of Control Event" means (a) the failure of Alpine SEP to control 50.10% of the voting Equity Interests of the Borrower; (b) the failure of Craig Perry to directly or indirectly own and Control at least 27.5% of (i) every class of voting Equity Interests of the Borrower, and (ii) all economic interests in the Borrower, or (c) the failure of Craig Perry to continue to serve as a manager or officer of each Loan Party and remain actively involved in their day-to-day management and operations.

"Closing" means the consummation of the transactions contemplated herein.

"Closing Date" means the date of this Agreement.

"Collateral" means the Property pledged as security for the Note and the other Obligations.

"Collateral Value" means 40.00% of the Reserve Report Value of each Oil and Gas Property forming part of the Borrowing Base.

"Commitment" means the obligation of the Lender to make Loans for the account of the Borrower hereunder, subject to the terms hereof, up to the lesser of the face amount of the Note or the Borrowing Base as in effect from time to time.  The outstanding principal of the Note shall not exceed at any time the lesser of (a) the face amount of the Note or (b) the Borrowing Base as in effect from time to time.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulations or order of the U.S. Commodity Futures Trading Commission (or the application or interpretation of any thereof).

"Commodity Hedging Transaction" means any swap transaction, cap, floor, collar, exchange transaction, forward transaction, or other exchange or protection transaction relating to hydrocarbons or any option with respect to any such transaction, including derivative financial instruments.

"Contingent Obligation".  See Guarantee.

"Control," "Controlling" and "Controlled by" mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

"CT", with respect to any stated time of day, means such time of day generally in effect in the Central Time Zone as in effect in the State of Oklahoma.

"Debt" of any Person means at any date, without duplication:

(i) all obligations of such Person for money borrowed, including (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, and (c) any obligations of such Person in respect of letters of credit and repurchase agreements;

(ii) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

(iii) all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

(iv) all Capitalized Lease Obligations of such Person;

(v) all liabilities which in accordance with applicable accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet;

(vi) all obligations of such Person under Hedging Agreements and Hedging Transactions that are due and payable as of such date (including all early termination or settlement amounts, other transaction payments, costs, expenses and interest thereon, if applicable);

(vii) all Guarantees by such Person;

(viii) all Off-Balance Sheet Debt; and

(ix) all Disqualified Stock.

"Default" means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means a per annum interest rate equal to five percent (5.00%) plus the Floating Rate from time to time in effect, but in no event exceeding the Highest Lawful Rate.

"Development Partnership" means a limited partnership, having a Subsidiary of the Borrower as the general partner, which is acquiring and developing Oil and Gas Properties in part using the proceeds of this Loan.

"Discretionary Determination" has the meaning given such term in Section 2.8.1.

"Disqualified Stock" means Equity Interest issued by any of the Loan Parties or any of their respective Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the occurrence or happening of any event or circumstance, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date, or (b) requires the declaration or payment of any dividend or other distribution on or prior to the date that is 91 days after the Final Maturity Date, in each case unless the consideration paid and payable upon such maturity or redemption (in the case of clause (a) preceding) or as a result of such dividend or other distribution (in the case of clause (b) preceding) is payable and paid solely in Equity Interests of the issuer which is not Disqualified Stock.

"Distributions" means dividends, distributions or other payments to Persons on account of their being the holders of Equity Interests in the Borrower or any other Loan Party (other than dividends, distributions or other payments made by a Guarantor to the Borrower).

"Dollars" and "$" means dollars in lawful currency of the United States of America.

"ECP" means an "eligible contract participant," as such term is defined from time to time in the Commodity Exchange Act (determined after giving effect to any "keepwell, support or other agreement" for the benefit of the applicable Person and any and all guarantees of such Person's Swap Obligations by any other Loan Party).

"Environmental Complaint" means any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of any Loan Party, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of any Loan Party or the business conducted thereon.

"Environmental Law" means (a) the following federal laws as they may be cited, referenced, and amended from time to time:  the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of any Loan Party is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or Release of Hazardous Substances.

"Environmental Liability"  means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

"Environmental Lien" means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of Hazardous Substances into the environment.

"Equity Interest" means, with respect to any Person, any ownership or other equity interest in such Person and rights to convert into an ownership or other equity interest in such Person or to otherwise acquire an ownership or other equity interest in such Person and ownership of or rights to share in the revenues or profits of such Person, including without limitation any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a "security" or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

"Event of Default" has the meaning stated in Section 8.1 hereof.

"Excluded Swap Obligation" means, with respect to any Loan Party, (i) any Swap Obligation that is illegal because the Loan Party that is a party to the Swap Obligation was not an ECP at the time of its entry into such Swap Obligation, and (ii) any Swap Obligation if, and to the extent that, all or a portion of any Guaranty of such Loan Party of, or the grant by the Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Loan Party's failure for any reason to constitute an ECP at the time the Guaranty of such Loan Party (if applicable) or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

"Executive Order No. 13224" means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Final Maturity Date" or "Final Maturity" means April 1, 2023, or such earlier date on which the payment of the Note is accelerated.

"Floating Rate" means, for each day, the greater of (a) 5.00%, or (b) the sum of (i) the "Prime Rate" as published in The Wall Street Journal on such day (or, if not published on such day, the first prior day on which such rate was published), plus (ii) 1.75%.

"Flood Insurance Regulations" means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

"Governmental Authority" means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

"Guarantee" or "Contingent Obligation" by or of any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations of any other Person (for purposes of this definition, a "primary obligation") and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any primary obligation or any Property constituting direct or indirect security therefor (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by comfort letter or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of any primary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) with the amount of any Guarantee or Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or Contingent Obligation is incurred or, if not stated or determinable, the maximum primary obligation which could reasonably be anticipated to arise in respect thereof.  The term Guarantee (or Contingent Obligation) includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and "Guaranteed" by a Person or "incurring a Contingent Obligation" or words of similar import mean the act or condition of providing a Guarantee by such Person or such Person becoming contingently obligated or permitting a Guarantee or Contingent Obligation of such Person to exist or come into existence.

"Guarantor" means at any time any Person who has executed or does execute a Guaranty, which is in effect at such time.

"Guaranty" means the guaranty of a Person guarantying all or a portion of the Obligations, in form and substance satisfactory to the Lender and such Person.

"Hazardous Substance" means flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws.

"Hedge Termination Value" means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined by the counterparties to such Hedging Transactions.

"Hedging Agreement" means any International Swap Dealers Association, Inc. Master Agreement, International Swaps and Derivatives Association, Inc. Master Agreement or other agreement and all schedules and exhibits attached thereto and incorporated therein that set forth set forth one or more Hedging Transactions or the general terms upon which a Person may enter into one or more Hedging Transactions.

"Hedging Transaction" means a Commodity Hedging Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

"Highest Lawful Rate" means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by the Lender under applicable Laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such Laws are presently in effect or, to the extent allowed by applicable Law, as such Laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such Laws now allow.  To the extent the Laws of the State of Texas are applicable for the purpose of determining the Highest Lawful Rate, such term means the weekly ceiling from time to time in effect as referred to and defined in Chapter 303 of the Finance Code of Texas, as amended.  The determination of the Highest Lawful Rate shall, to the extent required by applicable Law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

"IFRS" means the International Financial Reporting Standards adopted by the International Accounting Standards Board or appropriate boards or committees thereof.

"Included Subsidiaries" means consolidated subsidiaries of the Borrower, the Equity Interests of which have been pledged by the Borrower to the Lender as Collateral.

"Indemnified Party" means (i) the Lender and each of its shareholders, officers, directors, employees, agents, attorneys-in-fact, and Affiliates and (ii) each trustee for the benefit of the Lender under any Security Document.

"Intercreditor Agreement" means each Intercreditor Agreement among the Borrower, one or more other Loan Parties, one or more Approved Swap Counterparties and Bank7, as contractual collateral representative for itself and such Approved Swap Counterparties, as amended and in effect from time to time.

"Interest Payment Date" means the first day of each month commencing with October 1, 2022, and upon maturity of the Note (whether stated or upon acceleration).

"Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person, or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods or services sold or provided by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

"Law" mean at any time with respect to any Person or its Property, any statute, law, executive order, treaty, ordinance, order, writ, injunction, judgment, ruling, decree, regulation, or determination of an arbitrator, court or other Governmental Authority, existing at such time which are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Lender" means Bank7, an Oklahoma banking corporation, and its successors and assigns.

"Lien" means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests and (d) the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party thereunder to file any financing statement which names such Person as debtor.

"Loan" or "Advance" means a loan or advance made or to be made by the Lender pursuant to this Agreement, or the aggregate outstanding amount of all such loans or advances, as the context may require.

"Loan Documents" means this Agreement, the Membership Interest Pledge Agreement, the Negative Pledge Agreement, the Security Agreement, the Note, the Security Documents, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect (exclusive of term sheets and commitment letters); provided, however, that the term shall exclude the Intercreditor Agreement.

"Loan Party" means each of the Borrower and the Guarantors.

"Margin Regulations" means Regulations T, U and X of the Board of Governors, as in effect from time to time.

"Material Adverse Effect" means (i) for any Loan Party, any material adverse effect on the business, operations, Properties, results of operations or condition (financial or otherwise) of such Loan Party, (ii) for any Loan Party, any adverse effect upon the business operations, Properties, results of operations or condition (financial or otherwise) of such Loan Party which increases the risk that any of the Debt of such Loan Party will not be repaid as and when due, (iii) any material adverse effect upon the Collateral or (iv) any adverse effect on the priority or enforceability of the Liens securing the Note; but, with respect to any of the circumstances described in clauses (i), (ii) and (iii) preceding, only if the adverse effect could reasonably be anticipated to involve damage, loss or Debt of $1,000,000 or more.

"Material Agreement" means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is not cancelable by such Person upon notice of 90 days or less without (i) liability for further payment in excess of $1,000,000 or (ii) forfeiture of Property having an aggregate value in excess of $1,000,000.

"Material Debt" means, as to any Person, Debt (other than, with respect to the Borrower, the Note, but including Hedging Transactions) of such Person in the principal amount aggregating in excess of $1,000,000.  For purposes of determining Material Debt, the "principal amount" of the obligations of such Person in respect of any Hedging Transaction at any time shall be the Hedge Termination Value.

"Membership Interest Pledge Agreement" means that certain Membership Interest Pledge Agreement dated August 31, 2022 between Borrower and Lender.

"Mortgages" mean deeds of trust, mortgages, assignments of production, collateral mortgages, and acts of pledge (and security agreements included therein) in form and substance reasonably acceptable to the Lender covering Oil and Gas Properties and the personalty located thereon or primarily associated therewith, executed or to be executed by the appropriate Person as security for the Obligations and other indebtedness described therein.

"Negative Pledge Agreement" means that certain Negative Pledge Agreement dated August 31, 2022 between Borrower, Lender, Alpine Maverick V, LP, Alpine Maverick VI, LP, and Alpine Red Dawn I, LP.

"Note" means an amended and restated promissory note dated of even date herewith in the principal amount of $65,000,000 duly executed by the Borrower and payable to the order of Lender, including any amendment, increase, other modification, renewal or replacement of such promissory note or note taken in substitution therefor.

"Obligated Parties" mean the Borrower and any other Persons, including the Guarantors, from time to time obligated by Guaranty or otherwise to pay all or any portion of the Obligations.

"Obligations" means, without duplication, (i) all Debt evidenced by the Note, (ii) the obligation of the Borrower for the payment of the fees, late charges and prepayment charges, if any, payable hereunder or under the other Loan Documents, (iii) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document or the Intercreditor Agreement, including the reimbursement of attorneys' fees incurred by the Lender from time to time in connection with waivers and amendments to or enforcement of the Loan Documents or the Intercreditor Agreement, (iv) all obligations, liabilities and indebtedness of the Borrower to the Lender in respect of Hedging Transactions, whether due or to become due, actual or contingent, now existing or hereafter arising or incurred under, arising out of or in connection with any Hedging Agreement, including all early termination or settlement amounts, other transaction payments, costs, expenses (including attorneys' fees) and interest thereon, and (v) all other obligations and liabilities of the Borrower to Lender, now existing or hereafter incurred; and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.  Notwithstanding the foregoing, as to any Person, the term "Obligations" shall exclude all Excluded Swap Obligations of such Person.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor Governmental Authority.

"Off-Balance Sheet Debt" means, with respect to a Person, (a) any repurchase indebtedness, liability or obligation of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation of such Person under any sale and leaseback transaction which is not a Capitalized Lease Obligation, (c) any indebtedness, liability or obligation of such Person under any synthetic, off-balance sheet or tax retention lease, or (d) any indebtedness, liability or obligation of such Person arising with respect to any other transaction, or agreement for the use or possession of any Property, which is the functional equivalent, or takes the place, of borrowing but which does not constitute a liability on the balance sheet of such Person.

"Oil and Gas Properties" means fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

"Operator" means (i) with respect to the Oil and Gas Properties pledged as Collateral on the Closing Date, Ironroc Energy Partners, LLC, a Texas limited liability company, and (ii) with respect to any additional Oil and Gas Properties that may be pledged as Collateral thereafter, the entity described in clause (i) preceding and/or a wholly-owned Subsidiary of such entity which serves as operator of such Oil and Gas Properties, in each case together with their respective successors and permitted assigns.

"Organizational Documents" means, as to any Person, the articles of incorporation, articles of limited partnership, articles of formation or similar organizational documents, as applicable, of such Person.

"Participant" has the meaning given such term in Section 11.2.

"Permitted Indebtedness" means (i) the Obligations, (ii) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 120 days beyond the due date therefor or are being contested in good faith by a Loan Party and as to which a proper reserve has been made and on which interest charges are not paid or accrued, (iii) Debt arising under Acceptable Hedging Transactions and under the Hedging Agreement(s) governing such Acceptable Hedging Transactions (but only to the extent such Debt arises in connection with Acceptable Hedging Transactions), (iv) unsecured Debt not permitted by the foregoing in the aggregate principal amount not to exceed $500,000.00, plus reasonable and customary interest theeron; (v) non-financial guarantees of a Subsidiary's performance obligations by the Borrower in the ordinary course of business; and (vi) Development Partnership liabilities

"Permitted Investments" means Investments in (i) indebtedness, evidenced by notes maturing not more than 12 months after the date of issue, issued or Guaranteed by the government of the United States of America, (ii) certificates of deposit maturing not more than 12 months after the date of issue, issued by the Lender or by commercial banking institutions each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $100,000,000, (iii) commercial paper, maturing not more than 270 days after the date of issue, issued by (a) the Lender (or any parent corporation of the Lender) or (b) a corporation (other than an Affiliate of the Borrower) with a rating of P1 (or its then equivalent) according to Moody's Investors Service, Inc., A-1 (or its then equivalent) according to Standard & Poor's Corporation or F-1 (or its then equivalent) according to Fitch's Investors Services, Inc., (iv) money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iii) above or (v) such other instruments, evidences of indebtedness or investment securities as the Lender may approve in writing.

"Permitted Liens" means, with respect to any Property, each of the following:

(i) Liens securing the Obligations and other Liens in favor of the Lender;

(ii) the following, if the validity and amount thereof are being contested in good faith and by appropriate legal proceedings and so long as (a) levy and execution thereon have been stayed and continue to be stayed, (b) they do not in the aggregate materially detract from or threaten the value of such Property, or materially impair the use thereof in the operation of the  business of the owner of such Property, and (c) a reserve therefor, if appropriate, has been established: claims and Liens for Taxes due and payable; claims and Liens of landlords, repairmen, mechanics, materialmen, warehousemen, or carriers, or similar Liens; and adverse judgments on appeal;

(iii) Liens for Taxes not past due;

(iv) landlords', carriers', warehousemen's, repairmen's, mechanics' and materialmen's Liens for services or materials (or other like Liens that do not secure Debt) for which payment is not past due;

(v) Liens in favor of operators that are not Affiliates of any Loan Party and that are incurred pursuant to oil and gas joint operating agreements entered into by the owner of such Property in the ordinary course of business which secure obligations not past due;

(vi) Liens in favor of the lessor on the Property being leased under any Capitalized Lease permitted hereunder;

(vii) minor defects in title to an Oil and Gas Property not in any case materially detracting from the value of such Property;

(viii) Liens that are permitted by an Intercreditor Agreement that secure the payment of obligations relating to Acceptable Commodity Hedging Transactions; and

(ix) Liens in favor of Goldman Sachs Lending Partners, LLC, for itself or as collateral agent for multiple creditors, on the Equity Interests held from time to time by the Borrower in HB2 MidCo, LLC;

provided, that Liens described in clauses (ii) through (vi) shall remain Permitted Liens only for so long as no action to enforce any of such Liens has been commenced and; provided, further, no intention to subordinate the first priority Liens granted to secure the Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens.

"Person" means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust or any other entity or organization including a government or political subdivision or any governmental agency or instrumentality thereof.

"Plan" means any employee benefit plan which is covered by Title IV of ERISA.

"Projected Production" means the projected production of oil, gas or other hydrocarbon category (measured by volume unit or BTU equivalent, not sales price), as applicable, for the term of the contracts or a particular month, as applicable, from properties and interests owned by the Borrower which are Collateral and which have attributable to them oil or gas proven reserves which are categorized as "proved developed producing" as reflected in the most recent Reserve Report delivered to the Lender hereunder in connection with the most recent determination of the Borrowing Base, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

"PW Value" means with respect to any Oil and Gas Property, the net present value of the oil, gas and natural gas liquids to be produced from those categories of reserves designated by the Lender of such Oil and Gas Property, calculated using a discount rate of ten percent (10.00%) per annum and estimates of reserves, prices, production rates and costs reasonably acceptable to the Lender as a senior secured lender.

"Regulation U" means Regulation U of the Board of Governors, as in effect from time to time.

"Regulatory Documents" means, as to any Person, the bylaws, limited partnership agreement, regulations, company agreement, operating agreement or similar regulatory documents, as applicable, governing the internal affairs of such Person.

"Release of Hazardous Substances" means any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of any Loan Party, with respect to which any Loan Party is legally obligated to respond under applicable Environmental Laws, by notifying the relevant Governmental Authority, investigating or undertaking corrective action.

"Representative's Certificate" means a certificate signed by a Responsible Representative.

"Requirement of Law" means, as to any Person, its Organizational Documents, its Regulatory Documents, and all applicable Laws.

"Reserve Report" means a report in form and substance reasonably satisfactory to the Lender, addressed to the Lender with respect to the Oil and Gas Properties owned by the Loan Parties and their respective Subsidiaries (or to be acquired by the Loan Parties or any of their respective Subsidiaries, as applicable) that are or are to be included in the Borrowing Base, which report shall (a) specify the ownership, location, quantity, and type of the estimated proven reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of hydrocarbons from such proven reserves based on product price and cost escalation assumptions specified by the Lender, (d) contain information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Loan Parties and other Persons with respect to such Oil and Gas Properties, (e) contain the PW Value of each Oil and Gas Property and (f) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Lender.

"Reserve Report Value" means the aggregate PW Value of all Oil and Gas Properties identified in a Reserve Report.

"Responsible Representative" means Craig Perry as Chief Executive Officer, Darren Moulds as Chief Financial Officer, Reagan Brown as Chief Administrative Officer of the Borrower and such individuals in their similar capacity as officers of a Guarantor.

"Restricted Payment" means the occurrence of any of the following:

(i) any withdrawal from any Loan Party of cash or other Property by any owner of an Equity Interest in such Loan Party or the declaration or payment of any dividend on, or the incurrence of any liability to make, or the making of, any other payment or distribution in respect of, any Equity Interests in any Loan Party without the prior written consent of the Lender;

(ii) any payment or distribution on account of the purchase, redemption or other retirement of any Equity Interests in any Loan Party, or of any warrant, option or other right to acquire such Equity Interests, or any other payment or distribution made in respect thereof, either directly or indirectly;

(iii) the repayment by any Loan Party of any Debt owed to an Affiliate (other than repayments to the Borrower), except as specifically permitted by the Loan Documents; or

(iv) any loan, capital contribution or Investment by any Loan Party in or to a Subsidiary of such Loan Party.

"Revolving Credit Period" means the period commencing on the Closing Date and ending on the Final Maturity Date.

"Scheduled Determination" has the meaning given such term in Section 2.8.1.

"Security Agreement" means the Amended and Restated Security Agreement dated August 31, 2022 granted by Borrower to Lender.

"Security Documents" means the security instruments executed and delivered in satisfaction of the condition set forth in Section 5.2.3, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

"Subsidiary" means for any Person, (i) any other entity of which at least a majority of all outstanding Equity Interests is at the time directly or indirectly owned and controlled by such Person, (ii) any other entity of which Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and (iii) any Subsidiaries of any entity described in clause (i) or clause (ii) preceding.  The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on). For the avoidance of doubt, the Development Partnerships shall be included as Subsidiaries of Borrower.

"Subsidiary Investments" means loans from the Borrower to, and capital contributions or other Investments by the Borrower in, one or more of its Subsidiaries.

"Swap Obligation" means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

"Transferee" means any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized hereunder and including any Participants, and any Person acquiring, by purchase, assignment, transfer (including transfers by operation of law), or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

"Tribunal" means any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

"UCC" means the Uniform Commercial Code as from time to time in effect in the State of Texas.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2. Accounting Terms and Determinations; Changes in Accounting.

1.2.1. Unless otherwise specified herein, all accounting terms used herein and all references to accounting matters shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with IFRS, applied on a basis consistent (except for changes concurred in by the independent public accountants or as may be required for Borrower to continue to qualify as a foreign private issuer, including GAAP, and with respect to which the Borrower shall have promptly notified the Lender on becoming aware thereof) with the most recent financial statements of the Borrower delivered to the Lender.  Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.  Changes in the application of accounting principles which do not have a material impact on calculating the financial covenants herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period.

1.2.2. The Borrower will not change its method of accounting, other than immaterial changes in methods and changes required by IFRS (or such method as may be required for Borrower to continue to qualify as a foreign private issuer, including GAAP), without the prior written consent of the Lender.  To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, neither the Borrower nor any of its Subsidiaries will change the manner in which either the last day of its fiscal year or the last day of the first three fiscal quarters of its fiscal years is calculated without the prior written consent of the Lender.

1.2.3. The fiscal year of the Borrower and each Guarantor shall end on December 31; excepting that the Borrower may elect such different date with the TSX Venture Exchange and upon doing, shall provide Lender notice of same.

1.3. References.  References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections, Recitals or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections, recitals or clauses of this Agreement, unless expressly stated to the contrary.  References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears.  Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document.  References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.  The phrases "this Section" and "this clause" and similar phrases refer only to the sections or clauses hereof in which such phrases occur.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word "or" is not exclusive; the word "including" (in its various forms) means "including, without limitation"; in the computation of periods of time, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding"; and all references to money refer to the legal currency of the United States of America.  The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.  Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to.  References in this Agreement to "writing" include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form.  References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  References in this Agreement to Persons include their respective successors and permitted assigns. References in this Agreement, the other Loan Documents and the Intercreditor Agreement to "reasonable", "reasonably" and words of similar import when applied to any request or demand which the Lender is permitted to make hereunder, under any other Loan Document or the Intercreditor Agreement or as applied to a determination of the reasonableness of the amount or the incurrence of any expense shall be interpreted and construed from the perspective of a lender in a senior credit facility where such lender is regulated by various governmental agencies, seeks a high level of assurance regarding the operations, collateral position, condition (financial or otherwise) and Properties of the Borrower and other Persons Guaranteeing or otherwise connected to such facility and seeks a high level of assurance and advice regarding its rights and duties under the Loan Documents and the Intercreditor Agreement, and the Borrower and any other Person Guaranteeing or otherwise connected to such facility shall comply with such request or demand or accept such determination unless the Borrower or such other Person proves that such request, demand or determination is or was unreasonable.

1.4. Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

1.5. Joint Preparation; Construction of Indemnities and Releases.  This Agreement, the other Loan Documents and the Intercreditor Agreement have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document or the Intercreditor Agreement to be construed against any party because of its role in drafting such Loan Document or the Intercreditor Agreement.  All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

1.6. Time References.  Unless otherwise indicated, all references to a time of day refer to the time of day in the Central Time Zone for such day, as generally in effect in the state of Oklahoma.

ARTICLE II

TERMS OF FACILITIES

2.1. Reducing Revolving Line of Credit.  During the Revolving Credit Period, and if no Default exists, the Lender agrees, subject to the other terms and conditions of this Agreement, to make Advances to the Borrower from time to time in amounts not to exceed, in the aggregate at any one time outstanding, the Borrowing Base in effect from time to time.  The Lender shall not be obligated to lend to the Borrower, and the Borrower shall not be entitled to borrow hereunder, any amount which would cause the outstanding principal of the Note to exceed the Borrowing Base.

2.2. Method of Borrowing. Not later than 3:00 p.m CT on the requested date of any Advance, Borrower shall provide Lender with notice (herein called a "Request for Advance") of each requested Advance.  Upon fulfillment of all applicable conditions with respect to an Advance, Lender shall pay or deliver federal or other immediately available funds to the order of Borrower, at Borrower's operating account at Lender's principal Oklahoma City, Oklahoma office in the amount of the requested Advance.

2.3. Note.

2.3.1. The Loans shall be evidenced by a Note issued by the Borrower, payable to the order of the Lender.

2.3.2. The outstanding principal of the Note reflected by the notations (whether handwritten, electronic or otherwise) by the Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note.

2.3.3. The Lender will record each Advance and the particulars thereof (e.g., date and amount) and each payment of principal or interest made by the Borrower with respect thereto on its books, and may, if the Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule (modified as the Lender shall deem advisable) forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Note.  The Lender is hereby irrevocably authorized by the Borrower so to endorse the Note and to attach to and make a part of the Note a continuation of any such schedule (modified as the Lender shall deem advisable) as and when required.

2.4. Certain Payments and Prepayments of Principal.  If at any time the outstanding principal of the Note outstanding exceeds the Borrowing Base then in effect, the Borrower shall  on the day of such occurrence, repay the principal of the Note in an amount equal to such excess, except that if the circumstances described in this Section are the direct result of a decrease of the Borrowing Base under Section 2.8.1 (other than one made in connection with an asset disposition pursuant to Section 7.9.2 or a Hedging Transaction amendment, modification, termination or negation pursuant to Section 7.9.4), then the provisions of Section 2.8.3 shall apply.

2.5. Interest Rates; Payment of Interest.

2.5.1. The unpaid principal of the Note shall bear interest from the date hereof, at a rate per annum equal to the lesser of the (i) the Floating Rate or such higher rate as is specified in Section 3.3 or (ii) the Highest Lawful Rate.

2.5.2. Accrued interest shall be payable in arrears on each Interest Payment Date and on the Final Maturity Date; provided that, interest accrued pursuant to Section 3.3 shall be payable on demand.

2.5.3. Each determination hereunder of interest on the Note and fees hereunder based on per annum calculations shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate.  All interest rates applicable hereunder shall be determined by the Lender, and such determinations shall be conclusive absent manifest error, and be binding upon the parties hereto.

2.5.4. Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrower upon the effective date of each change in the Floating Rate or the Highest Lawful Rate, as the case may be.

2.6. Fees; Authorized Payments by Lender.

2.6.1. To compensate the Lender for the costs of the extension of credit hereunder and for the commitment to provide the credit facilities described herein, the Borrower shall pay to the Lender (i) on the Closing Date, an origination fee in the amount of $230,000; (ii) on the Closing Date, an agent fee in the amount of $115,000; and (iii) thereafter any time (a) a new Oil and Gas Property is added to the Borrowing Base, an Administration fee in the amount of 0.250% of the Collateral Value of such Oil and Gas Property or (b) the Collateral Value of any existing Oil and Gas Property forming part of the Borrowing Base is increased, an administrative fee equal to 0.250% of such Oil and Gas Property's increased Collateral Value.

2.6.2. The Borrower shall pay to the Lender on the Closing Date an engineering fee in the amount of $6,903.50, and thereafter, shall pay the actual fees and expenses of any third-party engineers retained or approved by the Lender to prepare an engineering report, payable at the time of any Scheduled, Discretionary or Borrower Requested Determination of the Borrowing Base referred to in Section 2.8.1 or at the time of a redetermination of the Borrowing Base required under Section 7.9.2.

2.6.3. The Lender is irrevocably authorized to make Loans under the Note for the payment of the fees and expenses of the Lender required to be paid by the Borrower hereunder.  The Lender may pay over such Loan proceeds to itself or directly to such other Persons entitled to payment hereunder.

2.7. Termination of Commitment; Maturity of Note; Right of Borrower to Terminate Commitments.

2.7.1. The Commitment shall terminate on the Final Maturity Date, unless terminated earlier in accordance with the terms hereof.

2.7.2. The Note shall finally mature no later than the Final Maturity Date, and any unpaid principal of the Note and accrued, unpaid interest thereon shall be due and payable on such date.

2.7.3. The Borrower shall have the right upon payment in full of the Obligations, the repayment of all other indebtedness owed or guaranteed by the Borrower to the Lender and the cancellation of all outstanding letters of credit issued for the account of the Borrower or which the Borrower guarantees, to cancel in full (but not in part) the Commitment, with no right of reinstatement.

2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.

2.8.1. On the basis of the quarterly Reserve Report furnished to the Lender hereunder and such other reports, appraisals and information as the Lender may reasonably deem appropriate, the Lender shall have the right to determine a new Borrowing Base four times a year, such determinations to occur approximately three months apart or at any time it may elect if a Default has occurred which is continuing (each a "Scheduled Determination"), or at such other or additional times prior to the Final Maturity Date as the Lender in its sole discretion may elect (each a "Discretionary Determination"), and the Lender shall determine a new Borrowing Base at the Borrower's expense at such additional times, but no more often than one time in any 12-month period without the Lender's written consent, as the Borrower may request in connection with any material change in the value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base (each a "Borrower Requested Determination"). Such determinations, if made, may be reduced to take into account indebtedness secured by the Collateral other than the Note, shall be made in the Lender's sole discretion and shall be conclusive as to the Borrower, and any increases in the Borrowing Base shall be subject to the Lender's complete credit approval process. In connection with future increases in the Borrowing Base, the Lender may require additional Mortgages or amendments or supplements to existing Mortgages of the Borrower encumbering additional Oil and Gas Properties evaluated for the purpose of such increase, together with waivers of operator's liens executed by the Operator with respect thereto (and, if other than the initial Operator, accompanied by diligence materials comparable to those required under Section 5.2 for the initial Operator).  There is no duty, implied or explicit, on the Lender to ever increase the Borrowing Base.  In the event that any swap counterparty loses its status as an Approved Swap Counterparty for the purposes of future Hedging Transactions, the Lender shall be entitled in connection with any redetermination of the Borrowing Base to ignore or discount the effect and value of existing Hedging Transactions previously entered into with such swap counterparty.

2.8.2. [Reserved].

2.8.3. Upon the occurrence of a Borrowing Base Deficiency, the Borrower shall, within 10 days following notice by the Lender of the existence of such Borrowing Base Deficiency, do any one or more of the following in an aggregate amount at least equal to such Borrowing Base Deficiency: (i) prepay the principal of the Note or (ii) cause to be created first and prior perfected Liens (subject only to Permitted Liens) in favor of the Lender, by instruments reasonably satisfactory to the Lender, on producing Oil and Gas Properties which in the opinion of the Lender would increase the Borrowing Base by an amount sufficient, in combination with clause (i) preceding, to eliminate such Borrowing Base Deficiency.

2.8.4. Upon each redetermination of the Borrowing Base, the Lender will notify the Borrower of such determination (which notice may be orally communicated to the Borrower and confirmed promptly thereafter in writing if the Borrowing Base is being decreased), and the Borrowing Base and the amount by which the Borrowing Base shall be reduced so communicated to the Borrower shall become effective immediately upon such notification (or such other date as is stated in such notice and regardless of any Request for Advance the Lender might have received) and shall remain in effect until the next subsequent redetermination of the Borrowing Base.  A written confirmation of a Borrowing Base may be, but is not required to be, in the form of a Borrowing Base Certificate or an amendment to this Agreement.  The Lender may condition any increase in the Borrowing Base to the Borrower's execution and return of the notice given under this Section, which notice may contain and require confirmations by the Borrower and the Guarantors of the Loan Documents or the Intercreditor Agreement or of representations, warranties and covenants contained therein.

2.8.5. The Borrower may at any time by written notice to the Lender request that the Borrowing Base be reduced (with no right of reinstatement) by an amount specified by the Borrower in such reduction notice, and the Borrowing Base shall be deemed so reduced upon receipt by the Lender of such reduction notice.  Further, in the event the Borrower is advised of any increase in the Borrowing Base, the Borrower may decline to utilize the increased borrowing availability created thereby and by written notice to the Lender irrevocably refuse to accept all or a portion of such increase, but any such refusal notice received by the Lender more than five (5) Business Days following such increase in the Borrowing Base shall be treated as a Borrowing Base reduction notice under the immediately preceding sentence.

ARTICLE III

GENERAL PROVISIONS

3.1. General Provisions as to Payments and Loans.

3.1.1. All payments of principal and interest on the Note and of fees hereunder shall be made, without setoff, deduction or counterclaim, by 2:00 p.m. CT on the date such payments are due in federal or other funds immediately available at the office of the Lender referred to in Article XII and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the Lender for its full and unrestricted use.  Whenever any payment of principal of or interest on the Note or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.  The Lender is hereby authorized upon notice to the Borrower to charge the account of the Borrower maintained with the Lender, for each payment of principal, interest and fees as it becomes due hereunder.

3.1.2. All payments made by the Borrower on the Note shall be made free and clear of, and without reduction by reason of, any Taxes.

3.1.3. All requests for Advances shall be made on a Business Day.

3.1.4. All Advances shall be made available to the Borrower on a Business Day at the Lender's address referred to in Article XII.

3.1.5. All payments and fundings shall be denominated in Dollars.

3.2. Telephonic Notices; Notification of Interest Rates.  The Borrower hereby authorizes the Lender to extend Advances and to transfer funds based on telephonic, e-mail or other electronic notices made by any Person the Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic, e-mail or other electronic notices, signed by a Responsible Representative.  If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall be prima facie, but not conclusive, evidence of the matter notwithstanding anything to the contrary in such confirmation.  The Lender will give the Borrower prompt notice of each change in the interest rate applicable to the Loans.

3.3. Default Interest.  Unless waived by the Lender, the principal of the Note shall bear interest at the Default Rate during any time an Event of Default exists and, to the extent not prohibited by Law, overdue interest on the Note shall bear interest at the Default Rate.

3.4. Prepayments Permitted.  The principal of the Note and accrued interest thereon may be prepaid by the Borrower in whole or in part at any time and shall be without premium or penalty.  Prepayments of Advances shall be accompanied by accrued interest to the date of prepayment.

3.5. LATE CHARGE.  If a payment remains unpaid for a period of 10 days or more from the date such payment is due, the Lender may charge a delinquency charge equal to 5.00% of the amount of such payment, which charge shall be due upon demand.

ARTICLE IV

COLLATERAL

4.1. Security.

4.1.1. To secure the Obligations, the Borrower will cause the appropriate Person to execute and deliver to the Lender each of the following documents and instruments:

(i) the Mortgages granting a Lien on the Oil and Gas Properties utilized in determining the initial Borrowing Base, subject only to Permitted Liens.

(ii) a security agreement granting a Lien on all personal property of the Borrower, including, but not limited to all Equity Interests of the Borrower in Alpine Maverick V GP, LLC, a Delaware limited liability company, Alpine Maverick VI GP, LLC, a Delaware limited liability company, Red Dawn I GP, LLC, a Delaware limited liability company, HB2 MidCo V, LLC, a Delaware limited liability company, HB2 MidCo VI, LLC, a Delaware limited liability company, and HB2 Red Dawn MidCo I, LLC, a Delaware limited liability company, provided that, Lender acknowledges that it shall not have a security interest in the Equity Interests of Borrower in (a) HB2 MidCo, LLC, a Delaware limited liability company, (b) AIP Holdco, LP, a Dealware limited partnership, and its directly and indirectly held Subsidiaries, (c) ADP Holdco, LLC, a Delaware limited liability company, and its directly and indirectly held Subsidiaries,  (d) AIP Holdco GP, LLC, a Delaware limited liability company, (e) Alpine Maverick I GP, LLC, a Delaware limited liability company, (f) Alpine Maverick II GP, LLC, a Delaware limited liability company, (g) Alpine Maverick III GP, LLC, a Delaware limited liability company, (h) Alpine Maverick IV, LLC, a Delaware limited liability company, (i) Ageron Energy II, LLC, a Delaware limited liability company, and (j) Alpine Summit Funding Holdings, LLC, a Delaware limited liability company.

(iii) a waiver of operator's lien from the Operator.

4.1.2. All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Lender and its counsel and shall be supported by such legal opinions as the Lender or its counsel may reasonably request.

4.1.3. All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Persons identified therein, subject only to Permitted Liens.

ARTICLE V

CONDITIONS PRECEDENT TO ADVANCES

The obligation of the Lender to make an Advance shall be subject to the satisfaction of each of the following conditions:

5.1. All Advances.  In the case of each Advance to be made hereunder:

5.1.1. timely receipt by the Lender of a Request for Advance;

5.1.2. the fact that, immediately before such requested Advance, no Default shall have occurred and be continuing and that the making of any such Advance will not cause a Default;

5.1.3. the fact that each representation and warranty contained in any other Loan Document or in Article VI of this Agreement shall be true and correct on and as of the date of such Advance, except to the extent that any such representation specifically makes reference to an earlier date, then such representation is true and correct as of such earlier date;

5.1.4. each request for an Advance shall be deemed to be a representation and warranty by the Borrower on the date of such request, as to the facts specified in Sections 5.1.2 and 5.1.3; and

5.1.5. the fact that each condition specified in Section 5.2 was satisfied at the time of the initial Advance hereunder or has been satisfied subsequent thereto or has been waived in writing by the Lender.

5.2. Initial Advance.  In the case of the initial Advance:

5.2.1. receipt by the Lender of each of the following:

(i) copies of the Organizational Documents, and all amendments thereto, of the Borrower, the Operator and each Guarantor, accompanied by certificates that such copies are correct and complete, one issued by the Secretary of State of the state of incorporation or formation of the Borrower, the Operator or such Guarantor, as applicable, dated a current date, and one executed by an authorized representative acceptable to the Lender, dated the Closing Date.

(ii) copies of the Regulatory Documents, and all amendments thereto, of the Borrower, the Operator and each Guarantor, accompanied by certificates of an authorized representative acceptable to the Lender, dated the Closing Date, that such copies are correct and complete.

(iii) certificates of the appropriate Tribunals of each jurisdiction in which any Loan Party or the Operator has a place of business, any Loan Party or the Operator was formed or in which any Collateral is located (if any Loan Party is required to qualify to do business in such state), each dated a current date, to the effect that such Person is in good standing with respect to the payment of franchise and/or other Taxes and, if required by Law, is duly qualified to transact business in such jurisdictions.  Any such certificate(s) due from the Texas Comptroller of Public Accounts may be satisfied with a printout of an electronic search of such office's records which shows that the applicable Person's status with respect to its right to transact business in Texas is "active."

(iv) certificates of incumbencies  and signatures of all representatives of the Borrower, the Operator and each Guarantor who will be authorized to execute or attest any of the Loan Documents or the Intercreditor Agreement on behalf of the Borrower, the Operator or such Guarantor, as applicable, executed by an authorized representative acceptable to the Lender, dated the Closing Date.

(v) copies of resolutions approving the Loan Documents and the Intercreditor Agreement and authorizing the transactions contemplated herein and therein, duly adopted by an authorized body of the Borrower, the Operator and each Guarantor, as applicable, accompanied by certificates of an authorized representative acceptable to the Lender that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the ultimate governing authority of the Borrower, the Operator or such Guarantor, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date.

5.2.2. receipt by the Lender of the duly executed Note, dated the Closing Date.

5.2.3. receipt by the Lender of the documents described in Section 4.1.1, each duly executed and delivered by the appropriate Person.

5.2.4. receipt by the Lender of such title opinions or title data as the Lender may request, in form and substance and from attorneys or other Persons reasonably acceptable to the Lender, covering and confirming title in such portions of the Collateral as the Lender may specify and such other documentation and information required by the Lender to satisfy the Lender of the status of the title of the Collateral.

5.2.5. receipt by the Lender of a certificate of ownership interests in form and substance satisfactory to the Lender, certifying as to the ownership interests of the Oil and Gas Properties included in the determination of the Borrowing Base.

5.2.6. receipt by the Lender of satisfactory evidence that prior Liens, if any, on the Collateral (other than Permitted Liens) are being released or assigned to the Lender concurrently with the Closing.

5.2.7. receipt by the Lender of the opinions of counsel to the Borrower and each Guarantor in form and substance satisfactory to the Lender and its counsel.  The Borrower and each such Guarantor request such counsel to deliver its opinions to the Lender.

5.2.8. receipt by the Lender of the results of searches of the UCC records of the applicable jurisdictions from a source acceptable to the Lender reflecting no Liens against any of the intended Collateral other than Permitted Liens or Liens being released or assigned to the Lender concurrently with the Closing.

5.2.9. receipt by the Lender of certificates of insurance from the insurance companies insuring the Borrower and each Guarantor, confirming insurance for the Borrower and each such Guarantor meeting the standards of Section 7.4.1.

5.2.10. with respect to the Loan Parties' Oil and Gas Properties that will be pledged as the initial Collateral, receipt by the Lender of (a) a Reserve Report certified by an independent engineering firm retained by the Borrower and acceptable to the Lender, and (b) such lease operating statements and production reports as the Lender may reasonably require.

5.2.11. receipt by the Lender of the audited financial statements of the Borrower and its consolidated subsidiaries for the fiscal year ended on 2018, 2019, and 2020, and containing at a minimum statements of the types required by Section 7.2.1(i).

5.2.12. receipt by the Lender of the Borrower's internally-prepared annual consolidated financial statements for the fiscal year 2021, and containing at a minimum statements of the types required by Section 7.2.1(ii).

5.2.13. receipt by the Lender of an organizational chart of Alpine SEP which includes the direct and indirect ownership of the Borrower.

5.2.14. receipt by the Lender of such additional information and documentation as the Lender may reasonably require relating to the Loan Documents (and amendments thereto) and the transactions contemplated hereby and thereby.

5.2.15. the Lender shall be satisfied with respect to the results of its diligence investigation of the Loan Parties and their respective assets and operations.

5.3. Conditions Precedent for the Benefit of the Lender.  All conditions precedent to the obligations of the Lender to make any Advance or Loan are imposed hereby solely for the benefit of the Lender, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lender will refuse to make any Advance or Loan in the absence of strict compliance with such conditions precedent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower and, to the extent applicable to any Guarantor, such Guarantor hereby represents and warrants to the Lender as follows with the intention that the Lender shall rely thereon without any investigation or verification by the Lender or its counsel:

6.1. Existence and Power.  The Borrower:

6.1.1. is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.1.2. has all company powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

6.1.3. is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same.

6.1.4. owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender.

6.2. Authorization; Contravention.  The execution, delivery and performance by each Person (other than the Lender) purporting to execute this Agreement, the other Loan Documents or the Intercreditor Agreement are within such Person's power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements or Mortgages in the appropriate recordation offices), and do not contravene in any material respect, or constitute a material default under, any provision of applicable law or regulation (including the Margin Regulations) or any agreement creating or governing such Person or any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of the Borrower, except Permitted Liens and Liens securing the Obligations.

6.3. Binding Effect.

6.3.1. This Agreement constitutes a valid and binding agreement of the Borrower; the Note, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Borrower; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same.

6.3.2. Each Loan Document and the Intercreditor Agreement is enforceable against each Person (other than the Lender and Approved Swap Counterparties) executing same in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

6.4. Subsidiaries; Ownership.

6.4.1. The Borrower has no direct Subsidiaries as of the Closing Date other than as listed on Schedule 6.4.1.

6.4.2. At least 27.5% of (i) every class voting Equity Interests of the Borrower, and (ii) all economic interests in the Borrower, is directly or indirectly owned legally and beneficially by Craig Perry.

6.5. Disclosure.  No document, certificate or statement delivered to the Lender by or on behalf of any Loan Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements were made.  All information heretofore furnished by the Loan Parties to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in every material respect or based on reasonable good faith estimates on the date as of which such information is stated or certified.  The Borrower has disclosed to the Lender in writing any and all material facts known to the Borrower after inquiry (except facts of general public knowledge) which materially and adversely affect or may materially and adversely affect (to the extent the Borrower can now reasonably foresee) the business, operations, prospects or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

6.6. Financial Information.  The financial information of the Loan Parties delivered to the Lender in connection with the request for this credit facility fairly presents the financial position of each Loan Party at the respective dates thereof.  Except as disclosed in a writing delivered by the Borrower to the Lender prior to the execution and delivery of this Agreement, since the dates referenced in the financial information referred to in the immediately preceding sentence, there has been no adverse change in the business, financial position, results of operations or prospects of any Loan Party.

6.7. Litigation.  Except as disclosed in Schedule 6.7 there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting any Loan Party before any Tribunal or arbitrator.

6.8. ERISA Plans.  No Loan Party currently sponsors, maintains or contributes to or has at any time sponsored, maintained or contributed to any Plan.

6.9. Taxes and Filing of Tax Returns.

6.9.1. Each Loan Party has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met).  No Loan Party knows of any proposed assessment of Taxes against it in excess of $1,000,000 except as disclosed in writing delivered by a Loan Party to the Lender, and all liabilities for Taxes of each Loan Party are adequately provided for.

6.9.2. The Borrower does not intend to treat the Loans as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4).

6.10. Title to Properties; Liens; Environmental Liability.  Except to the extent that all such matters could not reasonably be anticipated to (i) involve liability, expenses, impairment to property value or other costs in excess of $1,000,000 individually or in the aggregate pertaining to Collateral, or (ii) otherwise cause or result in a Material Adverse Effect:

6.10.1. each Loan Party has good and defensible record title to all Oil and Gas Properties purported to be owned by it and to all other Property purported to be owned by it, subject only to Permitted Liens.  Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Lender, subject only to Permitted Liens;

6.10.2. no Loan Party has (a) received notice or otherwise learned of any Environmental Liability arising in connection with (1) any non-compliance with or violation of the requirements of any Environmental Law or (2) the release or threatened release of any Hazardous Substance into the environment or (b) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Loan Party is or may be liable;

6.10.3. except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by any Loan Party from, affecting, or related to any Property of any Loan Party has occurred; and

6.10.4. no Environmental Complaint has been received by any Loan Party.

6.11. Business Compliance.  Each Loan Party has performed and abided by all material obligations required to be performed by it to the extent required under each material license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound, except to the extent such compliance would not reasonably be expected to result in a Material Adverse Effect.

6.12. Licenses, Permits, Etc.  Each Loan Party possesses such valid operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are material and necessary to carry on its business relating to the Collateral as now being conducted and to own the Collateral.

6.13. Compliance with Laws.  The business and operations of each Loan Party have been and are being conducted in accordance with all applicable Laws, except where the failure to so comply would not reasonably be expected to cause or result in a Material Adverse Effect.

6.14. Governmental Consent.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and the performance of this Agreement, any other Loan Documents or the Intercreditor Agreement by any Loan Party, other than filings required from time to time to perfect or continue Liens in favor of the Lender under the Loan Documents.

6.15. Investment Company Act.  No Loan Party an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

6.16. State Utility; No Governmental Limitations on Liens.

6.16.1. No Loan Party is defined as a "utility" under the laws of the State of Texas or any other jurisdiction wherein the Loan Party is required to qualify to do business.

6.16.2. No Loan Party is subject to any state or federal Law that would limit its ability to have Liens placed on any of its Property.

6.17. Refunds; Certain Contracts.

6.17.1. No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in any Loan Party being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

6.17.2. No Loan Party is obligated by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery.

6.17.3. No Loan Party has produced gas subject to, and neither any Loan Party nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

6.18. No Default.  No Default has occurred which is continuing as of the Closing Date, and the receipt by the Borrower of the initial Advance will not cause a Default to exist.

6.19. Anti-Terrorism Laws.

6.19.1. Anti-Terrorism Laws.  None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.19.2. OFAC.  None of the Obligated Parties nor any Affiliate of any Obligated Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in any transaction administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

6.20. Flood Matters.  No "Building" (as defined in the applicable Flood Insurance Regulation) or "Manufactured (Mobile) Home" (as defined in the applicable Flood Insurance Regulation) is located on any Mortgaged Property within an area having special flood hazards and in which flood insurance is available under the Flood Insurance Regulations, and no "Building" or "Manufactured (Mobile) Home" is encumbered by the Mortgages.

6.21. Solvency.  Immediately after the Closing and immediately following the making of each Loan made on the Closing Date and following the making of any Loan made after the Closing Date, after giving effect to the application of the proceeds of each such Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, at a fair valuation; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

6.22. Eligible Contract Participant.  As of the date of this Agreement each Loan Party is, and as of the date of any Loan Party's entry into any Commodity Hedging Transaction such Loan Party will be, an "Eligible Contract Participant" as defined in 7 U.S.C. § 1a(18).

6.23. Hedging Transactions.  Attached hereto as Schedule 6.23 is an accurate and complete description of all outstanding Hedging Agreements and Hedging Transactions to which any Loan Party is a party as of the Closing Date.

ARTICLE VII

COVENANTS

So long as the Lender is required to make Advances hereunder, any principal of or interest on the Note shall remain unpaid or any other portion of the Obligations remains outstanding, the Borrower will (or will cause the appropriate Person to) duly perform and observe each and all of the covenants and agreements hereinafter set forth:

7.1. Use of Proceeds.

7.1.1. The Borrower will use the proceeds of the Loans solely to (i) develop its Oil and Gas Properties and (ii) to fund any capital contributions or other Investments by the Borrower into any of its Subsidiaries to the extent, but only to the extent, such capital contributions or other Investments are permitted by Section 7.8.3.

7.1.2. The Borrower will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any "security that is publicly-held" within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors.  The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any "margin stock" within the meaning of Regulation U. The Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of such Regulation U.

7.2. Financial Statements; Reserve and Other Reports; Certain Required Notices from Borrower; Additional Information.  The Borrower will furnish to the Lender:

7.2.1. (i) as soon as available and in any event within 120 days after the end of each fiscal year of Alpine SEP (which shall end on December 31 each year), copies of the consolidated and consolidating Statements of Financial Position of Alpine SEP, and its consolidated subsidiaries (including at minimum, the Borrower) as of the end of such fiscal year, and copies of the related consolidated statements of Income/(Loss) and Comprehensive Income/(Loss), Consolidated Statement of Changes in Shareholders Equity and Consolidated Statements of Cash Flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail; such financial statements to be audited by a firm of independent certified public accountants selected by Alpine SEP and reasonably acceptable to the Lender and accompanied by the unqualified opinion of such accountants.

(ii) on or before 60 days after the last day of each fiscal quarter of Alpine SEP (including the last fiscal quarter of its fiscal year), commencing with the quarter ending September 30, 2022, (a) a copy of the unaudited condensed interim consolidated and consolidating statements of financial position of Alpine SEP, and its consolidated subsidiaries (including at minimum, the Borrower) as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter including a schedule consolidating the financial position of material subsidiaries, (b) a copy of the related condensed interim consolidated statements of Income/(Loss) and Comprehensive Income/(Loss), condensed interim Consolidated Statement of Changes in Shareholders Equity and condensed interim Consolidated Statements of Cash Flows for the quarter just ended and for that portion of the year ending on such last day, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrower under this Section and (c) an identification of all Contingent Obligations and Guarantees of Alpine SEP and its consolidated subsidiaries.

(iii) simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, and that the signers have reviewed the terms of this Agreement and the other Loan Documents, and have made, or caused to be made under their supervision, a review of the transactions and financial condition of Alpine SEP and the Borrower during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto.

(iv) within 30 days after each filing thereof by any Loan Party with any Governmental Authority (if copies thereof have been requested by the Lender), complete copies of the federal and state income tax returns so filed.

7.2.2. (i) as soon as available, and in any event on or before each February 1, May 1, August 1 and November 1 of each year during the term of this Agreement, commencing with November 1, 2022, Reserve Reports containing information for the Loan Parties' Oil and Gas Properties as of the immediately preceding January 1, April 1, July 1 and October 1, respectively, and otherwise in form and substance satisfactory to the Lender in its reasonable judgment.  The reports shall be certified by an independent consulting petroleum engineer acceptable to the Lender. For purposes of this clause, the petroleum engineering firm of Pinnacle Energy Services, LLC shall be deemed to be acceptable to the Lender unless the Lender otherwise advises the Borrower in writing.

(ii) within 60 days following the last day of each calendar quarter, production reports and lease operating statements in form and substance satisfactory to the Lender in its reasonable judgment, prepared by the Borrower and containing data concerning pricing, quantities of oil, gas and liquid hydrocarbons production from the Oil and Gas Properties utilized in determining the Borrowing Base, gross revenues, lease operating expenses and other expenses, production taxes, price differentials and such other information with respect thereto as the Lender may reasonably request.

(iii) simultaneously with the delivery of such production and other reports under clauses (i) through (iii) above, a Representative's Certificate certifying that, to the best of such signatory's knowledge, such engineering and other reports are true, accurate and complete in all material respects for the periods covered in such reports; provided that to the extent such reports include projections of future volumes of production and future costs, it is understood that such estimates are necessarily based upon professional opinions, and the Borrower does not warrant that such opinions will ultimately prove to have been accurate.

(iv) within 10 days after any material change in insurance coverage by any Loan Party from that previously disclosed to the Lender, a report describing such change, and, within 30 days after each request by the Lender, certificates of insurance from the insurance companies insuring the Loan Parties, describing the insurance coverage of the Loan Parties.

7.2.3. (i) immediately after any Responsible Representative becomes aware of the occurrence of any condition or event which constitutes a Default, a Representative's Certificate specifying the nature of such condition or event, the period of existence thereof, what action the Borrower has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied.

(ii) within 10 days after any Loan Party's learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability of any Loan Party arising in connection with (a) the non-compliance with or violation of the requirements of any Environmental Law, (b) the release or threatened release of any Hazardous Substance into the environment, or (c) the existence of any Environmental Lien on any Properties of any Loan Party, which matters, individually or in the aggregate, could reasonably be expected to involve liability, expenses, impairment to property value or other costs in excess of $1,000,000, notice thereof.

(iii) within 10 days of any Loan Party's learning of any litigation or other event or circumstance which could reasonably be expected to have a Material Adverse Effect, notice thereof.

(iv) within 10 days after the occurrence thereof, notice of the change in identity or address of any Person remitting to any Loan Party proceeds from the sale of hydrocarbon production from or attributable to any Collateral.

7.2.4. with reasonable promptness, such other information relating directly or indirectly to the financial condition, business, results of operations or Properties of any Loan Party as from time to time may reasonably be requested by the Lender.

7.3. Inspection of Properties and Books.  Each Loan Party will permit any officer, employee or representative of the Lender to visit and inspect any of its Properties, to examine its books of account (and to make copies thereof and take extracts therefrom) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon at least two Business Days' notice and at such reasonable times during normal business hours and intervals as the Lender may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

7.4. Maintenance of Security; Insurance; Authorization to File Financing Statements; Operating Accounts; Transfer Orders.

7.4.1. (i) The Borrower shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Lender all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Lender deems necessary or desirable in order to (a) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to secure the Obligations or (b) monitor or control the proceeds from the Collateral.

(ii) The Borrower and each Guarantor which has granted a security interest to the Lender, as applicable, authorizes the Lender to complete and file, from time to time, financing statements naming the Borrower and each such Guarantor, as applicable, as debtor to perfect Liens granted to secure the Obligations.

(iii) The Borrower shall take such action as may be requested from time to time by the Lender to maintain, or cause to be in effect at all times, first and prior Liens (subject to Permitted Liens) in favor of the Lender by instruments executed by the appropriate Person and properly recorded in the applicable jurisdictions on Oil and Gas Properties utilized in the most recent determination of the Borrowing Base representing no less than the Reserve Report Value.  Without limiting the generality of the foregoing, if the Lender determines from time to time that the Oil and Gas Properties encumbered by the Mortgages do not represent at least the Reserve Report Value and the Lender requests additional Mortgages to cure such shortfall, then not later than 10 Business Days following each such request, the Borrower shall furnish such legal descriptions thereto and execute and deliver, or cause the appropriate Person to execute and deliver, such supplemental Mortgages as the Lender may request to cure such shortfall.

(iv) The Borrower shall, and shall cause each Guarantor that owns any Oil and Gas Properties to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar properties in the same general areas in which Borrower and the other Loan Parties operate, provided that in any event the Borrower will maintain and cause the relevant Guarantors to maintain workmen's compensation insurance, property insurance and comprehensive general liability insurance reasonably satisfactory to the Lender.  Each insurance policy covering Collateral shall name the Lender as loss payee and each insurance policy covering liabilities shall name the Lender as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without 30 days prior written notice to the Lender.

7.4.2. The Borrower will maintain its primary operating accounts with Bank7, and will deposit all revenues and proceeds from Hedging Transactions of the Borrower in such accounts. Further, Borrower shall at all times maintain no less than $5,000,000 in such accounts. For the avoidance of doubt, for purposes of calculating the amount of cash the Borrower is maintaining with Lender, Borrower shall not receive credit for any restricted cash or cash in accounts subject to a deposit account control agreement. Notwithstanding same, in the event of a Borrowing Base Surplus then Borrower shall receive a dollar-for-dollar reduction of its deposit requirements under this Section 7.4.2.

7.4.3. Each Loan Party shall upon request of the Lender, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Lender may from time to time request in respect of the Collateral to effect a transfer and delivery to the Lender of the proceeds of production attributable to the Collateral.

7.5. Payment of Taxes and Claims.  Each Loan Party will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, (b) the Loan Party shall have set aside on its books reserves (segregated to the extent required by applicable accounting principles) reasonably deemed by it to be adequate with respect thereto and (c) if material, the Loan Party has notified the Lender of such circumstances, in detail reasonably satisfactory to the Lender.

7.6. Payment of Debt; Additional Debt; Payment of Accounts.

7.6.1. Each Loan Party will (a) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (b) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations within any applicable periods of grace imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (c) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

7.6.2. No Loan Party will create, incur or suffer to exist any Debt, except without duplication (a) Debt to the Lender and (b) other Permitted Indebtedness.

7.6.3. Each Loan Party shall pay all of its trade and other accounts payable within 120 days after the due date therefor, unless such payables are being contested in good faith by appropriate proceedings or other written protest thereof and as to which a proper reserve has been made and on which interest charges are not paid or accrued.

7.7. Negative Pledge.  No Loan Party will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

7.8. Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.

7.8.1. No Loan Party will make or suffer to exist any loan, advance or extension of credit to any Person except (a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (b) advances to employees of the Loan Party for payment of expenses in the ordinary course of business and (c) as permitted by Section 7.8.3.

7.8.2. No Loan Party will make any capital contribution to, or make any Investment in, or purchase or make a commitment to purchase any interest in, any Person except (a) as permitted by Section 7.8.1, (b) as permitted by Section 7.8.3, and (c) Permitted Investments.

7.8.3. No Loan Party will, directly or indirectly, make any Restricted Payment without the prior written consent of the Lender except (a) as specifically permitted in the definition of such defined term, (b) that any Guarantor may make distributions, dividends and other payments to the Borrower, (c) if (i) no Default has occurred and is continuing (including any Borrowing Base Deficiency), and (ii) the Borrower has furnished prior written notice thereof to the Lender with reasonable detail, then the Borrower may re-convey Oil and Gas Properties that are not Collateral and were not included in the most recent determination of the Borrowing Base to the Development Partnership which had previously transferred such Oil and Gas Properties (whether in their then-existing or previously undeveloped state) and/or cash to the Borrower for purposes of facilitating and funding the Borrower's development thereof, and (d) if (i) no Default has occurred and is continuing (including any Borrowing Base Deficiency) or would result from a proposed distribution, loan, capital contribution or other Investment, then the Loan Parties may make cash dividends and distributions to the holders of their respective Equity Interests and loans and capital contributions to and Investments in their Subsidiaries.

7.8.4. Other than Borrower, no other Loan Party will form or acquire any Subsidiaries, either directly or indirectly through other Subsidiaries, without the prior written consent of the Lender, which consent may not be unreasonably withheld and, if given, may be conditioned on such Subsidiary's execution of an unlimited guaranty of the Obligations and security instruments covering all of the Property of such Subsidiary, as well as pledge or security agreements executed by the appropriate Persons and pledging to the Lender all Equity Interests issued by such Subsidiary, all in form and substance satisfactory to the Lender.

7.9. Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.

7.9.1. No Loan Party will (a) consolidate or merge with or into any other Person or undergo a division without the prior written consent of the Lender, (b) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (c) terminate, or fail to maintain, its existence as the type of entity represented in Section 6.1 and in its state of formation represented in Section 6.1, (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (e) permit a Change of Control Event to occur.

7.9.2. (i)  No Loan Party sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having PW Value, or any of its other Property without the prior written consent of the Lender, except for (a) sales of oil and gas after severance in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the Loan Party to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of equipment destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Loan Party and (c) dispositions of Oil and Gas Properties expressly permitted by Section 7.8.3(c).  Any consent by the Lender to the sale of any Property covered by this Section may include requirements (x) that the applicable Loan Party unwind any Commodity Hedging Transactions related to the Projected Production volumes attributable to the assets being sold, and (y) that a new Borrowing Base be determined under Section 2.8.1 (to be treated as a Borrower Requested Determination) and that the proceeds of such sale plus such additional amounts as the Lender deems necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations on the date of such sale.

(ii) Notwithstanding anything in this Agreement to the contrary, and in addition to any other conditions which may apply with respect to a requested Lien release, the Lender shall have no obligation to release any Lien on any Collateral until the Lender has satisfied itself that any consents therefor which may be required under any Intercreditor Agreement have been obtained.

7.9.3. No Loan Party will be or become party to or bound by any agreement (including any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by the Borrower's performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of the Loan Party's Property (except in favor of the Lender).

7.9.4. (i) No Loan Party will enter into any Hedging Transaction unless (a) such Hedging Transaction is an Acceptable Hedging Transaction and (b) the Hedging Agreement governing such Hedging Transaction does not contain any anti-assignment provisions restricting the Loan Party or, if such agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows:  "The interest and obligations arising from this agreement are non-transferable and non-assignable, except that [company name] may assign and grant a security interest in its rights and interests hereunder to Bank7 and its assigns, (the "Lender") as security for [company name]'s present and future obligations to the Lender.  Until [hedge provider] is notified in writing by the Lender to pay to the Lender amounts due [company name] hereunder, [hedge provider] may continue to make such payments to [company name]."

(ii) Not later than the Closing Date, and thereafter, as of the last day of each fiscal quarter of the Borrower, the Borrower shall have Acceptable Commodity Hedging Transactions in place that cover a minimum of 50% of the Projected Production of each of oil and natural gas from the Loan Parties' Oil and Gas Properties pledged as Collateral for each calendar month during the consecutive twelve-month period that begins with the first full calendar month immediately following the relevant test date.

(iii) No Loan Party will cause or permit any Hedging Transaction now existing or hereafter entered into by the Loan Party to be amended, modified, terminated, negated through the Loan Party's entry into one or more new Hedging Transactions with the opposing effect, or liquidated, except (a) as provided in Section 7.9.2 and (b) otherwise with the prior written consent of the Lender.  Any consent by the Lender may include a requirement (to be treated as a Borrower Requested Determination) that a new Borrowing Base be determined under Section 2.8.1, and that on or prior to the effective date of such amendment, modification, termination or negation, the Loan Party make any payment for application to the Obligations necessary to avoid the occurrence of a Borrowing Base Deficiency as a result of such redetermination.

(iv) No Loan Party will cause or permit any Hedging Agreement now existing or hereafter entered into by the Borrower to be amended, modified or terminated without the prior written consent of the Lender except for entering into usual and customary confirmations under such Hedging Agreements setting forth volume, pricing, duration and other such standard terms.

7.9.5. No Loan Party will amend its Organizational Documents or its Regulatory Documents in any material respect or in any respect which could be adverse to the interests of the Lender.  For avoidance of doubt, the foregoing shall not apply to Alpine SEP unless and until such entity executes and delivers a Guaranty and thereby becomes a Guarantor (which is not contemplated as of the Closing Date).

7.9.6. No Loan Party will issue any Equity Interests or rights, options or warrants to purchase any of such Loan Party's Equity Interests.

7.10. Primary Business; Continuous Operations; Location of Borrower's Office; Ownership of Assets.

7.10.1. (i) The primary business of the Borrower shall at all times be and remain the oil and gas exploration, development and production business.  The Borrower shall continuously remain in operation in a manner reasonably necessary to manage its Properties and business affairs.

(ii) The primary business of each Guarantor shall at all times be and remain the oil and gas exploration, development and production business.

7.10.2. The location of the Borrower's principal place of business and executive office shall remain at the address for the Borrower set forth on the signature page hereof, unless at least 10 days prior to any change in such address the Borrower provides the Lender with written notice of such pending change.

7.10.3. Each Loan Party will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Lender from time to time.

7.11. Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.

7.11.1. (i) Each Loan Party shall at all times maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, except to the extent that the failure to so observe and comply could not reasonably be expected to have a Material Adverse Effect.

(ii) Each Loan Party and/or the Operator shall remain as the named operator for each oil or gas well in which it now or hereafter owns an interest if (a) it is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto and (b) such well is now or hereafter becomes Collateral.

(iii) Each Loan Party shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of such Loan Party in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Loan Party shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Loan Party.

7.11.2. Each Loan Party shall comply with all agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located, except to the extent that the failure to so comply with such Laws or agreements could not reasonably be expected to have a Material Adverse Effect.

7.11.3. With respect to the Oil and Gas Properties referred to in this Section which are operated by operators other than a Loan Party or an Affiliate of a Loan Party, no Loan Party shall be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of the Loan Party, but shall use commercially reasonable efforts to cause such operators to perform such undertakings.

7.11.4. No Loan Party will amend, alter or change in any respect which could reasonably be expected to be adverse to the interests of the Loan Party or the Lender any agreements relating to the material operations or contractual arrangements of the Loan Party or the compression, gathering, sale or transportation of oil and gas from the Oil and Gas Properties included in the most recent determination of the Borrowing Base without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

7.12. Transactions with Affiliates.  No Loan Party will engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to the Loan Party as could be obtained in an arm's length transaction with an unaffiliated third party, and (ii) such transaction is not materially disadvantageous to the Lender as holder of the Note.

7.13. Plans.  No Loan Party will assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

7.14. Compliance with Laws and Documents.  No Loan Party will, directly or indirectly, violate the provisions of any Laws, its Organizational Documents or its Regulatory Documents or any Material Agreement, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

7.15. Intentionally Omitted.

7.16. Tax Shelter.  In the event the Borrower determines to take any action inconsistent with the representation in Section 6.9.2, it will promptly notify the Lender thereof.  Accordingly, if the Borrower so notifies the Lender, the Borrower acknowledges that the Lender may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender will maintain the lists and other records required by such Treasury Regulation.

7.17. Additional Documents; Quantity of Documents; Title Data; Additional Information.

7.17.1. Each Loan Party shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Lender may be required to better effectuate the transactions contemplated herein and in the other Loan Documents.

7.17.2. Each Loan Party will deliver all certificates, opinions, reports and documents hereunder in such number of counterparts as the Lender may reasonably request.

7.17.3. Within 30 days following a written request therefor from the Lender, the Borrower shall cause to be delivered to the Lender title opinions, in form and substance and from attorneys reasonably acceptable to the Lender, or other confirmation of title acceptable to the Lender, covering Oil and Gas Properties that are covered by the Mortgages and that represent no less than the Reserve Report Value; and promptly, but in any event within 30 days following notice from the Lender of any defect, material in the opinion of the Lender, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Lender in attempting to do so.

7.17.4. The Borrower shall furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower and each Guarantor as the Lender may from time to time reasonably request; and notify the Lender not less than 10 days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including any change in its name or state of organization; and upon the request of the Lender, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

7.18. [Reserved]

7.19. Exceptions to Covenants.  The Borrower shall not be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

7.20. Anti-Terrorism Laws.  Neither the Borrower nor any of the other Obligated Parties shall (a) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on U.S. foreign policy.  The Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender, in its reasonable discretion, confirming the Obligated Parties' compliance with this Section.

7.21. New Development Partnerships. Borrower shall provide written notice to Lender within ten (10) Business Days after the formation of a new Development Partnership.  Additionally, within fifteen (15) days of the formation of a new Development Partnership, (i) Borrower shall execute a pledge agreement granting to Lender a security interest in the Borrower's Equity Interests in the general partner of the Development Partnership and (ii) the Development Partnership shall execute a negative pledge agreement in favor of Lender in form similar to the Negative Pledge Agreement.

ARTICLE VIII

DEFAULTS; REMEDIES

8.1. Events of Default; Acceleration of Maturity.  If any one or more of the following events (each an "Event of Default") has occurred and has not been waived by the Lender (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

8.1.1. (i) the Borrower shall fail to pay, when due, any principal of, or interest on, (a) the Note or (b) any other Debt of the Borrower to the Lender.

(ii) the Borrower shall fail to pay when due, any fees or other amounts payable hereunder and not covered by clause (i) above, if such failure shall continue unremedied for a period of 10 days after notice thereof is given to the Borrower.

8.1.2. (i) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.2.3, 7.6.2, 7.7, 7.8, 7.9 or 7.15.

(ii) any Guarantor shall (a) fail to comply with the provisions of its Guaranty, (b) revoke or attempt to revoke such Guarantor's Guaranty in whole or in part or deny the validity or enforceability in whole or in part of such Guarantor's Guaranty or (c) fail to confirm in a writing reasonably satisfactory to the Lender that such Guarantor's Guaranty is enforceable in accordance with its terms within five (5) Business Days following a written request therefor.

8.1.3. the Borrower or any other Person (other than the Lender) shall fail to observe or perform any covenant or agreement contained in this Agreement, the other Loan Documents or the Intercreditor Agreement (other than those covered by Sections 8.1.1 or 8.1.2), for a period of 30 days after written notice specifying such default has been given to such Person by the Lender.

8.1.4. any Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or becomes in insolvent within the meaning of Section 101(32) of the Title 11 of the United States Code, or shall take any corporate or other action to authorize any of the foregoing.

8.1.5. an involuntary case or other proceeding shall be commenced against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its Debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 days; or an order for relief shall be entered against the Loan Party under the federal bankruptcy laws as now or hereafter in effect which remains undismissed or unstayed for a period of 60 days.

8.1.6. any Loan Party (a) shall default in the payment of any of its Material Debts (other than the Note) and such default shall continue beyond any applicable cure period, (b) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Material Debt and such default is not waived and continues beyond any applicable cure period or (c) any other event or condition occurs which results in the acceleration of such Material Debt.

8.1.7. any Loan Party shall default in the payment of any of its Debts to the Lender or shall default in the performance or observance of any provision contained in any agreements or instruments evidencing or governing any such Debt to the Lender and such default is not waived and continues beyond any applicable cure period.

8.1.8.  one or more judgments or orders as determined by a final, non-appealable judgment by a court of competent jurisdiction for the payment of money aggregating in excess of $1,000,000 shall be rendered against any Loan Party which in the opinion of the Lender is not adequately covered by insurance, and such judgment or order (a) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days or (b) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order.

8.1.9. any representation, warranty, certification or statement made or deemed to have been made by or on behalf of any Loan Party in this Agreement or by any Loan Party or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement (including without limitation any such certificate, financial statement or other document delivered by Alpine SEP) shall prove to have been incorrect in any material respect when made.  Without limiting the generality of the foregoing sentence, such incorrect representation, warranty, certification or statement shall be deemed to be incorrect in a material respect if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance or enforceability of any Loan Document or the Intercreditor Agreement, (ii) is or might reasonably be expected to be material and adverse to the financial condition or business operations of any Person or to the prospects of any Person, (iii) could reasonably be expected to impair any Person's ability to fulfill its obligations under the terms and conditions of the Loan Documents or the Intercreditor Agreement or (iv) could reasonably be expected to impair the Lender's ability to receive full and timely payment of the Note.

8.1.10. any license, franchise, permit, or authorization issued to any Loan Party by any Tribunal that is material to any Collateral or such Loan Party's ownership or operation of Collateral is forfeited, revoked, or not renewed; or any proceeding seeking forfeiture or revocation thereof is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding.

8.1.11. a default shall occur under any Material Agreement, other than this Agreement, to which any Loan Party is a party or by which any of its Property is bound and such default continues beyond any applicable period of grace provided therefor.

8.1.12. a Change of Control Event shall occur.

8.1.13. this Agreement, any other Loan Document or the Intercreditor Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party or any of their respective equity holders, or any Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents or the Intercreditor Agreement.

8.1.14. any Security Document shall not, or shall cease to, create valid and perfected first priority Liens (subject only to Permitted Liens) against any portion of Property having material value purportedly covered thereby, except to the extent, if any, expressly permitted by this Agreement.

8.1.15. a Material Adverse Effect shall occur.

then, and in every such event, the Lender may, at its option, (i) declare the outstanding principal of and accrued interest on the Note to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, (ii) proceed to foreclose the Liens securing the Note, (iii) terminate its commitments under Article II and (iv) take such other actions as are permitted by law; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, (1) the commitment of the Lender to make Advances hereunder shall terminate, and (2) the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

8.2. Suits for Enforcement.  In case any one or more of the Events of Default specified in Section 8.1 shall have  occurred and not been waived, the Lender may, at its option, proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

8.3. Remedies Cumulative.  No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.4. Remedies Not Waived.  No course of dealing and no delay in exercising any rights under this Agreement, under the other Loan Documents or the Intercreditor Agreement shall operate as a waiver of any rights hereunder or thereunder of the Lender.

ARTICLE IX

MISCELLANEOUS

9.1. Amendments, Waivers and Consents.  Any provision of this Agreement, the Note or the other Loan Documents may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument signed by the Borrower and the Lender, and any consent required of the Lender herein must be in writing and, unless specifically stated otherwise herein, may be withheld for any reason or no reason.  Delivery of an executed counterpart of such written instrument or of the signature page of such written instrument by telecopy, e-mail, facsimile transmission, electronic mail in "portable document format" (".pdf") form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective delivery of a manually executed counterpart of such written instrument.

9.2. Highest Lawful Interest Rate.  The Lender, the Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect, and the provisions of this Section 9.2 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  Regardless of any provision contained in any of the Loan Documents, the Lender shall never be entitled to receive, collect, or apply as interest on all or any part of the Loans, any amount in excess of the Highest Lawful Rate in effect from day to day, and, in the event the Lender ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Loans and treated hereunder as such; and, if the entire principal amount of the Loans owed to the Lender is paid in full, any remaining excess shall be repaid to the Borrower.  In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Borrower and the Lender shall, to the maximum extent permitted under applicable Law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that, if the interest received by the Lender for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the Lender shall apply or refund to the Borrower the amount of such excess as provided in this Section, and, in such event, the Lender shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

9.3. Indemnity.

9.3.1. Whether or not any credit is ever extended hereunder, and in addition to any other indemnifications herein or in any other Loan Documents or the Intercreditor Agreement, the Borrower agrees to indemnify and defend and hold harmless on a current basis each Indemnified Party, from and against any and all liabilities, losses, damages, costs, interest, charges, counsel fees and other expenses and penalties of any kind which any of the Indemnified Parties may sustain or incur in connection with any investigative, administrative or judicial proceeding (whether or not the Lender shall be designated a party thereto) or otherwise by reason of or arising out of the execution and delivery of this Agreement, any of the other Loan Documents, the Intercreditor Agreement and/or the consummation of the transactions contemplated hereby or thereby; including but not limited to any actual or alleged presence or release of Hazardous Substances on or from any Property owned or operated by any Loan Party, whether prior to or during the term hereof, or any Environmental Liability related in any way to any Loan Party or any Collateral.  The indemnification provisions in this Section shall be enforceable regardless of whether the liability is based on past, present or future acts, claims or legal requirements (including any past, present or future bulk sales law, environmental law, fraudulent transfer act, occupational safety and health law, or products liability, securities or other legal requirement), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, but not any of the foregoing in this Section arising from the willful misconduct or the gross negligence on the part of the Indemnified Party seeking indemnification under this Section; with the foregoing indemnity surviving satisfaction of all obligations and the termination of this Agreement.

9.3.2. Any amount to be paid under Section 9.3 to the Lender shall be a demand obligation owing by the Borrower and shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower under Section 9.3 shall survive payment of the Note and the assignment of any right hereunder.

9.4. Expenses.

9.4.1. Whether or not any credit is extended hereunder, the Borrower shall pay (i) all out-of-pocket expenses of the Lender, including fees and disbursements of counsel for the Lender, incurred in connection with the preparation of this Agreement, the other Loan Documents and the Intercreditor Agreement (including the furnishing of any written or oral opinions or advice incident to this transaction), due diligence and title review expenses associated with the Loan Parties' Oil and Gas Properties, engineering costs, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder, and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including the supervision, maintenance or disposition of the Collateral) and investigative expenses incurred by the Lender in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender.

9.4.2. THE BORROWER SHALL INDEMNIFY THE LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT.

9.4.3. Any amount to be paid under Section 9.4 shall be a demand obligation owing by the Borrower and shall bear interest from the date of expenditure until paid at a per annum rate equal to the Default Rate.  The obligations of the Borrower under Section 9.4 shall survive payment of the Note and the assignment of any right hereunder.

9.5. Taxes.  The Borrower will, to the extent it may lawfully do so, pay all Taxes (including interest and penalties but expressly excluding federal or state income taxes) which may be payable in respect of the execution and delivery of this Agreement or the other Loan Documents, or in respect of any amendment of or waiver under or with respect to the foregoing, and will save the Lender harmless on a current basis against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above).  The obligations of the Borrower under this Section shall survive the payment of the Note and the assignment of any right hereunder.

9.6. Survival.  All representations and warranties made by or on behalf of the Borrower in this Agreement, the other Loan Documents, the Intercreditor Agreement or in any certificate or other instrument delivered by it or in its behalf under any of the foregoing shall be considered to have been relied upon by the Lender and shall survive the delivery to the Lender of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of the Lender.

9.7. Applicable Law; Venue.

9.7.1. This Agreement has been negotiated, is being executed and delivered, and will be performed in whole or in part, in the State of Texas.  This Agreement, the other Loan Documents, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted and enforced pursuant to the Laws of the State of Texas (and the applicable federal Laws of the United States of America) without giving effect to its choice of law principles, except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.

9.7.2. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Texas or Oklahoma state court sitting in Houston, Harris County, Texas or in Oklahoma City, Oklahoma in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and the Borrower hereby specifically consents to the jurisdiction of the State District Courts of Harris County, Texas and of Oklahoma County, Oklahoma and the United States District Courts for the Southern District of Texas, Houston Division and the Western District of Oklahoma Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.  Any judicial proceeding by the Borrower against the Lender or any Affiliate of the Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in the State District Courts of Harris County, Texas or Oklahoma County, Oklahoma, the United States District Court for the Southern District of Texas, Houston Division, or the United States District Court for the Western District of Oklahoma.

9.8. WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES.  THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES (A) ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO AND (B) TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL DAMAGES (AS DEFINED BELOW).  THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.  AS USED IN THIS SECTION, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED).

9.9. Waiver of Deficiency Statute; Other Waivers.

9.9.1. The Borrower waives any rights the Borrower has under, or any requirements imposed by, Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.9.2. Each Guarantor waives any rights such Guarantor has under, or any requirements imposed by, (i) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (ii) Rule 31 of the Texas Rules of Civil Procedure, as amended, and (iii) Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as amended.

9.10. Headings.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof and words such as "hereunder" or " herein" shall refer to the entirety of this Agreement unless specifically indicated otherwise.

9.11. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower and the Lender, shall be delivered to or be in the possession of the Lender.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile transmission, electronic mail in "portable document format" (".pdf") form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective as a delivery of a manually executed counterpart of this Agreement.

9.12. Invalid Provisions, Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

9.13. Communications Via Internet.  The Borrower and each Guarantor (by its or his/her execution of a Guaranty) hereby authorizes the Lender and its counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or the Borrower and such Guarantor and the business affairs of the Borrower and such Guarantor via the Internet or other electronic communication without regard to the lack of security of such communications.

9.14. USA Patriot Act Notice.  The Lender hereby notifies the Borrower and the other Obligated Parties that pursuant to the requirements of the USA Patriot Act, they are required to obtain, verify and record information that identifies the Borrower and the other Obligated Parties, which information includes the name and address of the Borrower and the other Obligated Parties and other information that will allow them to identify the Borrower and the other Obligated Parties in accordance with such Act.

9.15. EXCULPATION PROVISIONS.

9.15.1. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT, AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE INTERCREDITOR AGREEMENT RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE INTERCREDITOR AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

9.15.2. In the event of a dispute over the meaning or application of this Agreement and the indemnities contained herein, the Lender and the Borrower agree that this Agreement and indemnities contained herein shall be construed fairly and reasonably and neither more strongly for nor against either party.

9.16. Advice to Seek Legal and Accounting Advice.  The Lender has advised the Borrower to seek the advice of an attorney and an accountant in connection with the Loans, and the Borrower represents that it has had an opportunity to seek the advice of an attorney and accountant of the Borrower's choice in connection with the Loans.

9.17. Increased Cost and Reduced Return.

9.17.1. If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender and the result of any of the foregoing is to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note with respect thereto, by an amount reasonably deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

9.17.2. If the Lender shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Lender as a consequence of the Lender's obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

9.17.3. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section.  A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

9.18. Taxes.

9.18.1. For the purpose of this Section 9.18, the following terms have the following meanings:

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under the Note, and all penalties and interest with respect thereto, excluding (i) in the case of the Lender, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which the Lender is organized or in which its principal executive office is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) in the case of the Lender, any United States withholding tax at the time the Lender first becomes a party to this Agreement.

"Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or under the Note or from the execution or delivery of this Agreement or the Note.

9.18.2. Any and all payments by the Borrower to or for the account of the Lender hereunder or under the Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under Section 9.13) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Lender, at its address referred to in Article XIII, the original or a certified copy of a receipt evidencing payment thereof.

9.18.3. The Borrower agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by the Lender.  This indemnification shall be paid within 15 days after the Lender makes appropriate demand therefor.

ARTICLE X

SETOFF; TREATMENT OF PARTIAL PAYMENTS

10.1. Setoff.  In addition to, and without limitation of, any rights of the Lender under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by the Lender or any Affiliate thereof to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due.  The Lender or Affiliate thereof making such an offset and application shall give the Borrower written notice of such offset and application promptly after effecting it.  The Borrower represents, covenants and agrees that all funds from time to time on deposit in accounts maintained by any Loan Party with the Lender shall be the sole property of such Loan Party and shall not be used to hold funds for any third party, nor shall the amounts in any such accounts otherwise be commingled with the funds of any third party.

10.2. Adjustments.  In the event that any payments made hereunder on the Obligations at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to that portion of the Obligations consisting of fees and expenses then due and payable, (ii) second, to that portion of the Obligations consisting of accrued, unpaid interest then due and payable, (iii) third, to that portion of the Obligations consisting of principal then due and payable, and (iv) last, to any other Obligations or, to the extent not prohibited by Law, to the Obligations in such other order as the Lender might elect.

ARTICLE XI

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

11.1. Successors and Assigns.  The terms and provisions of the Loan Documents and the Intercreditor Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns.  The Lender is permitted to assign its rights and obligations hereunder and under the other Loan Documents without any prior consent.  The Borrower shall not have any right to assign its rights or obligations hereunder or under the other Loan Documents.

11.2. Participations; Voting Rights; Setoffs by Participants.

11.2.1. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each a "Participant") participating interests in any Loan owing to the Lender, the Note, the Commitment or any other interest of the Lender under the Loan Documents.  In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the holder of the Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents.

11.2.2. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, and the Lender shall retain the right of setoff provided in Section 10.1 with respect to the amount of participating interests sold to each Participant.  The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.1, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared pro rata in accordance with the amount of the Obligations held by the Lender and each Participant.

11.3. Dissemination of Information.  The Borrower and each Guarantor authorizes the Lender to disclose to any Transferee and any prospective Transferee any and all information in the Lender's possession concerning the Borrower, the Guarantors and their respective Affiliates.

ARTICLE XII

NOTICES

12.1. Notices.  Except as otherwise specifically permitted herein, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, at its address set forth on Schedule 12.1 attached hereto, (y) in the case of the Lender, at its address set forth on Schedule 12.1 attached hereto or (z) in the case of any party, at such other address as such party may hereafter specify for the purpose by notice to the Lender and the Borrower in accordance with the provisions of this Section.  Each such notice, request or other communication shall be effective (i) if given by electronic transmission, when transmitted to the e-mail address specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person's receipt of an automated "read receipt" or affirmative reply from the intended recipient; provided that if the day on which such e-mail is received is not a Business Day or is after 4:00 p.m. CT on a Business Day, then the receipt of such e-mail shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, (iii) if given by nationally recognized courier service (e.g., Federal Express or UPS), when delivered according to the tracking information furnished by such service (or, if no such tracking information is available, then three Business Days after deposited with such courier service, addressed as aforesaid), or (iv) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; except that notices to the Lender under Article II shall not be effective until received by the Lender, and except that oral notices to the Borrower of decreases in the Borrowing Base shall be effective when so communicated to the Borrower.

12.2. Change of Address.  The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other party hereto.

[Signature Page follows]

ARTICLE XIII

ENTIRE AGREEMENT

THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF.  FURTHERMORE, IN THIS REGARD, THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

In witness whereof, the undersigned have executed this Agreement as of the day and year first above written.

BORROWER:

HB2 ORIGINATION, LLC

By:	/s/ Craig Perry
Print:	Craig Perry
Title:	Chief Executive Officer

LENDER:

BANK7

By:	/s/ Cory Jenkins
Print:	Cory Jenkins
Title:	Vice President

Signature Page -Credit Agreement